EDWARD HOWARD & CO.                                             NEWS RELEASE
Public Relations Counsel
Founded 1925

One Erieview Plaza, 7th Floor
Cleveland, Ohio 44114-1716
(216) 781-2400 Fax: 781-8810

FOR IMMEDIATE RELEASE                   CONTACT:

                                        Tom Forman
                                        Sealy Corporation
                                        216/522-1310, ext.2350
                                              or
                                        Kathleen A. Obert
                                        Edward Howard & Co.
                                        216/781-2400

RON JONES JOINS SEALY CORPORATION AS CEO

CLEVELAND, Ohio February 27, 1996 - Sealy Corporation, the largest bedding manufacturer in North America, today named Ronald L. Jones, President and Chief Executive Officer of the Company.

        Mr. Jones, who is 53, joins Sealy from Masco Home Furnishings where he served as President since October 1988. Under his leadership, the business grew from $800 million to $2 billion, with $200 million in international sales.

        "Ron Jones has unparalleled experience in the home furnishings business, and is joining us to help Sealy pursue its mission as the leading bedding company both in North America and on a global scale," said Rod Dammeyer, Managing Director of Zell/Chilmark Fund, L.P., Sealy's majority owner.

        Mr. Jones will replace Lyman M. Beggs, 57, who has left Sealy to pursue other business opportunities.

                                    (more)

        Mr. Jones is a member of the Board of Directors of the American Furniture Manufacturing Association, the Board of Directors of the North Carolina Museum of Art, the Board of Trustees of High Point Regional Health Systems, the Board of Excellence for the University of North Carolina, the Board of Trustees of High Point University, and is Vice President of the International Home Furnishings Marketing Association.

        Mr. Jones said of his new opportunity, "I have always admired Sealy and look forward to working with its management and the Sealy retailer community. Working together, we can continue the fine tradition of product and service excellence to ensure Sealy's position as the market leader for the future," Jones concluded.

        Sealy is the largest manufacturer of bedding in North America, serving over 7,000 retail outlets from its 24 manufacturing plants in 18 states, Canada and Puerto Rico. Sealy, through its subsidiaries, produces and sells the complete Sealy line of mattresses, including under the Sealy, Sealy Posturepedic and Stearns & Foster brands.

                                     ###